Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 21, 2010

Relating to Preliminary Prospectus dated June 21, 2010

Registration No. 333-164916

Hudson Pacific Properties, Inc.

FREE WRITING PROSPECTUS

This free writing prospectus is being filed to advise you of the availability of a revised preliminary prospectus, dated June 22, 2010, included in Amendment No. 7 to the Registration Statement on Form S-11 (File No. 333-164916) of Hudson Pacific Properties, Inc. (the “Company”), as filed with the Securities and Exchange Commission (the “SEC”) on June 22, 2010 (as so amended, the “Registration Statement”), relating to the Company’s proposed offer and sale of shares of its common stock, and to provide you with a hyperlink to the current version of the Registration Statement. This free writing prospectus relates only to the securities described in the Registration Statement, is only a summary of the changes included in the revised preliminary prospectus and should be read together with the revised preliminary prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 22 of the revised preliminary prospectus.

To review the revised preliminary prospectus included in the Registration Statement, click the following link on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC Web site):

http://www.sec.gov/Archives/edgar/data/1482512/000119312510143791/ds11a.htm .

Amendment No. 7 to the Registration Statement revises various tables to provide base rental rate data relating to the Company’s portfolio. Rental data for our City Plaza, First Financial and Del Amo Office properties has not changed as the properties are subject to full service gross leases (and thus the tables for such properties are provided solely for your reference). Set forth below are the revised tables.

Our Initial Portfolio

Upon completion of this offering and consummation of the formation transactions, we will own eight properties located in six California submarkets, containing a total of approximately 2.0 million square feet, which we refer to as our initial portfolio. The following table presents an overview of our initial portfolio, based on information as of March 31, 2010. Rental data presented in the table below for office properties reflects base rent on leases in place as of March 31, 2010 and does not reflect actual cash rents historically received because such data does not reflect abatements or, in the case of triple net or modified gross leases, tenant reimbursements for real estate taxes, insurance, common area or other operating expenses. Rental data presented in the table below for media and entertainment properties reflects actual cash base rents, excluding tenant reimbursements, received during the 12 months ended March 31, 2010. Leases at our media and entertainment properties are typically short-term leases of one year or less, and other than the KTLA lease at our Sunset Bronson property, substantially all of the current in-place leases at our media and entertainment properties will expire in 2010 or 2011.

Property	City	Year Built/ Renovated	Square Feet(1)	Percent Leased(2)		Annualized Base Rent/ Annual Base Rent(3)	Annualized Base Rent/ Annual Base Rent Per Leased Square Foot(4)	Annualized Net Effective Base Rent Per Leased Square Foot(5)

OFFICE PROPERTIES

Operating Properties
City Plaza	Orange	1969/99	333,922	92.1	%(6)	$7,779,694	$25.30	$24.07
First Financial	Encino (LA)	1986	222,423	89.4		6,661,152	33.48	32.37
Del Amo Office(7)	Torrance	1986	113,000	100.0		3,069,070	27.16	26.40
Technicolor Building	Hollywood (LA)	2008	114,958	100.0		3,945,359	34.32	39.04
Tierrasanta	San Diego	1985	104,234	96.8		1,428,252	14.15	15.07

Total/Weighted Average Operating Properties:			888,537	94.0%		$22,883,527	$27.40	$27.34

Redevelopment Properties
875 Howard Street(8)	San Francisco	Various	286,270	33.0%		$614,351	$6.50	$6.50

Total/Weighted Average Office Properties:			1,174,807	79.1	%(9)	$23,497,878	$25.27	$25.22

MEDIA & ENTERTAINMENT PROPERTIES
Sunset Gower(10)	Hollywood (LA)	Various	543,709	66.1%		$10,782,170	$30.02
Sunset Bronson	Hollywood (LA)	Various	313,723	68.4		8,970,830	41.80

Total/Weighted Average Media & Entertainment Properties:			857,432	66.9%		$19,753,000	$34.42

LAND
Sunset Bronson—Lot A	Hollywood (LA)	N/A	273,913
Sunset Bronson—Redevelopment	Hollywood (LA)	N/A	389,740
Sunset Gower—Redevelopment	Hollywood (LA)	N/A	423,396
City Plaza	Orange	N/A	360,000

Total Land Assets:			1,447,049

Portfolio Total:			3,479,288

(1)	Square footage for office and media and entertainment properties has been determined by management based upon estimated leaseable square feet, which may be less or more than the Building Owners and Managers Association, or BOMA, rentable area. Square footage may change over time due to remeasurement or releasing. Square footage for land assets represents management’s estimate of developable square feet, the majority of which remains subject to receipt of entitlement approvals that have not yet been obtained.
(2)	Percent leased for office properties is calculated as (i) square footage under commenced leases as of March 31, 2010, divided by (ii) total square feet, expressed as a percentage. Percent leased for media and entertainment properties is the average percent leased for the 12 months ended March 31, 2010. As a result of the short-term nature of the leases into which we enter at our media and entertainment properties, and because entertainment industry tenants generally do not shoot on weekends due to higher costs, we believe stabilized occupancy rates at our media and entertainment properties are lower than those rates achievable at our traditional office assets, where tenants enter into longer-term lease arrangements.
(3)

We present rent data for office properties on an annualized basis, and for media and entertainment properties on an annual basis. Annualized base rent for office properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended March 31, 2010, by (ii) 12. Total abatements with respect to the office properties for leases in effect as of March 31, 2010 for the 12 months ending March 31, 2011 are $2,430,797. Annualized base rent, net of abatements, is $5,626,679 for City Plaza, $6,554,336 for First Financial and $3,774,393 for the Technicolor Building. There are no abatements associated with the leases in place as of March 31, 2010 at the Del Amo Office, Tierrasanta and 875 Howard Street properties. Total annualized base rent, net of abatements, for our office properties is $21,067,081. Annualized base rent data for our office properties is as of March 31, 2010 and does not reflect scheduled lease expirations for the 12 months ending March 31, 2011. Calculating total office properties annualized base rent to reflect the impact of scheduled lease expirations for the 12 months ending March 31, 2011 (by including in annualized base rent, for leases with a term of less than one year, only amounts through the expiration of the lease) would reduce total office properties annualized base rent by $660,251 to $22,837,627. For lease expiration data, see “Business and Properties—Lease Expirations of Office Portfolio.” Annual base rent for media and entertainment properties reflects actual base rent for the 12 months ended March 31, 2010, excluding tenant reimbursements.Our leases at our City Plaza, First Financial, and Del Amo Office properties are full service gross leases, and annualized base rent data for these properties does not reflect tenant reimbursements in excess of the base year expense stop. The leases at our Technicolor, Tierrasanta and 875 Howard Street properties, as well as the KTLA lease at the Sunset Bronson property, are either triple net leases or modified gross leases pursuant to which the tenant reimburses the landlord or directly pays for some operating expenses, such as real estate taxes, insurance, common area and other operating expenses, and annualized base rent for these properties does not reflect such amounts. We estimate that the full service gross equivalent annualized base rent for these properties is $5,231,052 for the Technicolor Building, $2,346,562 for Tierrasanta and $1,181,699 for 875 Howard Street. We estimate that the full service gross equivalent annual base rent is $10,818,963 for Sunset Gower and $10,380,340 for Sunset Bronson.

(4)	Annualized base rent per leased square foot for the office properties is calculated as (i) annualized base rent divided by (ii) square footage under lease as of March 31, 2010. Annualized base rent, net of abatements, per leased square foot is $18.30 for City Plaza, $32.94 for First Financial and $32.83 for the Technicolor Building. There are no abatements associated with the leases in place as of March 31, 2010 at the Del Amo Office, Tierrasanta and 875 Howard Street properties. Total annualized base rent per leased square foot, net of abatements, for our office properties is $22.66. Annual base rent per leased square foot for the media and entertainment properties is calculated as (i) actual base rent for the 12 months ended March 31, 2010, excluding tenant reimbursements, divided by (ii) average square feet under lease for the 12 months ended March 31, 2010. We estimate that the full service gross equivalent annualized base rent per leased square foot is $45.50 for the Technicolor Building, $23.25 for Tierrasanta and $12.50 for 875 Howard Street, and the full service gross equivalent annual base rent per leased square foot is $30.12 for Sunset Gower and $48.36 for Sunset Bronson.
(5)	Annualized net effective base rent per leased square foot represents (i) the contractual base rent for leases in place as of March 31, 2010, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of March 31, 2010. Our leases at our City Plaza, First Financial, and Del Amo Office properties are full service gross leases, and annualized net effective base rent data for these properties does not reflect tenant reimbursements in excess of the base year expense stop. The leases at our Technicolor, Tierrasanta and 875 Howard Street properties, as well as the KTLA lease at the Sunset Bronson property, are either triple net leases or modified gross leases pursuant to which the tenant reimburses the landlord or directly pays for some operating expenses, and annualized net effective base rent for these properties does not reflect such amounts. We estimate that the full service gross equivalent annualized net effective base rent per leased square foot for these properties is $50.22 for the Technicolor Building, $24.17 for Tierrasanta and $12.50 for 875 Howard Street.
(6)	Does not include 3,531 square feet that will be leased to our subsidiary for property management offices.
(7)	Our acquisition of this property is subject to closing conditions that may not be in our control. See “Risk Factors—Risks Related to Our Properties and Our Business—The purchase of the Del Amo Office property is subject to closing conditions that could delay or prevent the acquisition of the property.” This property is subject to a ground sublease that expires June 30, 2049.
(8)	875 Howard Street consists of two buildings, a retail building of approximately 95,000 square feet that is 100% leased and an office building of approximately 191,000 square feet that underwent redevelopment, which was completed on April 1, 2010. As of March 31, 2010, we had entered into two leases with respect to our 875 Howard Street property that had not commenced as of March 31, 2010. The following table sets forth certain data with respect to the uncommenced leases.

	Uncommenced Leases
Property	Leased Square Feet Under Uncommenced Leases(a)	Annualized Base Rent, Net of Abatements, Under Uncommenced Leases(b)	Annualized Base Rent, Net of Abatements, Per Leased Square Foot Under Uncommenced Leases(c)	Annualized Net Effective Base Rent Per Leased Square Foot Under Uncommenced Leases(d)
875 Howard Street	76,872	$871,617	$11.34	$30.89

(a)	One of the uncommenced leases, which commenced on April 1, 2010, is a seven-year lease expiring on March 31, 2017 and affords the tenant a complete abatement of rent for the first year of the lease term. The other uncommenced lease, which commences on December 14, 2010, is a ten-year lease expiring on December 14, 2020, and contains no rent abatements. See “Business and Properties—Uncommenced Leases.”
(b)	Annualized base rent, net of abatements, under uncommenced leases is calculated by multiplying (i) base rental payments (defined as cash base rents (net of abatements)) for the first full month under the respective uncommenced leases, by (ii) 12. Total abatements under uncommenced leases entered into as of March 31, 2010 for the 12 months ending March 31, 2011 are $998,730. Annualized base rent under uncommenced leases, before abatements, is $1,870,347.
(c)	Annualized base rent, net of abatements, per leased square foot under uncommenced leases is calculated as (i) annualized base rent, net of abatements, under uncommenced leases, divided by (ii) leased square feet under uncommenced leases. Annualized base rent under uncommenced leases, before abatements, per leased square foot is $24.33.
(d)	Annualized net effective base rent per leased square foot under uncommenced leases represents (i) annualized base rent under uncommenced leases calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) leased square feet under uncommenced leases.
(9)	After giving effect to uncommenced leases signed as of March 31, 2010, the total percent leased for office properties would have been 85.7% as of March 31, 2010.
(10)	Approximately 0.59 acres of this property is subject to a ground lease that expires March 31, 2060; the remaining portion is owned in fee.

Tenant Diversification of Office Portfolio

Our initial office portfolio is currently leased to a variety of companies. The following table sets forth information regarding the 20 largest tenants in our initial office portfolio based on annualized base rent as of March 31, 2010.

Tenant	Property	Lease Expiration	Earliest Optional Termination Date by Tenant		Total Leased Square Feet	Percentage of Office Portfolio Square Feet	Annualized Base Rent(1)	Percentage of Office Portfolio Annualized Base Rent
Technicolor Creative Services USA, Inc.	Technicolor Building	05/31/20	—		114,958	9.8%	$3,945,359	16.8%
Saatchi & Saatchi North America, Inc.(2)	Del Amo Office	12/31/19	12/31/11		113,000	9.6	3,069,070	13.1
Kondaur Capital Corp.	City Plaza	03/31/13	—		122,425	10.4	2,938,200	12.5
Pepperdine University	First Financial	01/31/19	—		35,351	3.0	1,367,730	5.8
Medical Specialties	City Plaza	01/31/17	—		29,369	2.5	704,856	3.0
Walsworth, Franklin, Bevins(4)	City Plaza	12/31/19	12/31/16		28,141	2.4	675,384	2.9
Master Halco	City Plaza	02/28/19	02/28/17	(6)	19,876	1.7	663,262	2.8
Burlington Coat Factory(3)	875 Howard Street	02/28/13	03/31/11		94,505	8.0	614,351	2.6
Liberty Mutual Insurance	City Plaza	08/31/11	—		18,550	1.6	498,995	2.1
Marcus & Millichap(5)	First Financial	09/30/16	09/30/11		14,500	1.2	461,100	2.0
Merrill Lynch, Pierce, Fenner & Smith Incorporated	First Financial	04/30/16	04/30/12	(6)	15,838	1.3	437,129	1.9
Brady, Vorwerck, Ryder & Caspino	City Plaza	08/31/19	08/31/14	(6)	18,350	1.6	429,390	1.8
Haber Corporation	First Financial	09/30/12	—		12,973	1.1	419,759	1.8
RBF Consulting	Tierrasanta	03/31/14	03/31/12	(6)	31,422	2.7	414,770	1.8
California Bank & Trust	Tierrasanta	06/30/18	—		23,208	2.0	409,306	1.7
Vitas Healthcare Corp.	First Financial	02/28/14	02/28/11	(6)	13,390	1.1	385,230	1.6
Martini, Iosue & Akpo	First Financial	11/30/14	—		10,293	0.9	377,136	1.6
Calco Insurance Brokers & Agents	City Plaza	09/30/11	—		11,964	1.0	314,414	1.3
United States Fire Insurance Co.	City Plaza	03/31/16	—		14,207	1.2	289,823	1.2
U.S. Bank	First Financial	12/31/16	—		8,048	0.7	278,380	1.2

Total:					750,368	63.8%	$18,693,644	79.6%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended March 31, 2010, by (ii) 12. Total abatements for the 20 largest tenants in our office portfolio as of March 31, 2010 for the 12 months ending March 31, 2011 are $2,389,692. Annualized base rent does not reflect tenant reimbursements.
(2)	This lease is subject to early termination options on December 31, 2011, December 31, 2014 and December 31, 2016, in each case in exchange for payment of an early termination fee estimated to be approximately $5.0 million for 2011, $3.1 million for 2014 and $1.9 million for 2016.
(3)	This lease is scheduled to expire on February 28, 2013; however, the tenant has a continuing early termination right that can be exercised upon one year’s prior notice. We believe this lease is currently substantially below market rental rates.
(4)	This lease is subject to early termination by the tenant in exchange for payment of an early termination fee of unamortized leasing costs.
(5)	This lease is subject to early termination options with respect to 3,036 square feet on September 30, 2011 and with respect to 11,464 square feet on September 30, 2014, in each case in exchange for payment of an early termination fee.
(6)	Each of these leases is subject to early termination by the tenant in exchange for payment of an early termination fee.

Uncommenced Leases

As of March 31, 2010, we have entered into two leases with respect to our 875 Howard Street property that have not yet commenced. The two uncommenced leases are modified gross leases, pursuant to which the tenant, in addition to its base rental payment, reimburses the landlord for expenses in excess of a base year expense stop, as well as for janitorial costs and utilities. The following table sets forth data for these two uncommenced leases.

Tenant	Lease Commencement	Lease Expiration	Earliest Optional Termination Date by Tenant	Total Leased Square Feet	Percentage of Office Portfolio Square Feet	Annualized Base Rent(1)
Carat USA	04/01/10	03/31/17	03/31/16	33,291	2.8	998,730	(2)
Heald College	12/14/10	12/14/20	12/14/17	43,581	3.7	871,617

Total Uncommenced Leases:				76,872	6.5%	$1,870,347

(1)	For uncommenced leases, annualized base rent is calculated by multiplying (i) the first full month of contractual rents to be received under the applicable lease (defined as cash base rents (before abatements)), by (ii) 12. Annualized base rent does not reflect tenant reimbursements.
(2)	The Carat USA lease provides the tenant a complete abatement of base rent for the first year of the lease term.

Lease Distribution of Office Portfolio

The following table sets forth information relating to the distribution of leases in our initial office portfolio, based on net rentable square feet under lease as of March 31, 2010.

Square Feet Under Lease	Number of Leases	Percentage of All Leases	Total Leased Square Feet	Percentage of Office Portfolio Leased Square Feet	Annualized Base Rent(1)	Percentage of Office Portfolio Annualized Base Rent
2,500 or less	33	41.2%	47,767	5.1%	$1,439,945	6.1%
2,501-10,000	28	35.0	139,694	15.0	3,642,669	15.5
10,001-20,000	10	12.5	149,941	16.1	4,276,237	18.2
20,001-40,000	5	6.3	147,491	15.9	3,572,047	15.2
40,001-100,000	1	1.3	94,505	10.2	614,351	2.6
Greater than 100,000	3	3.7	350,383	37.7	9,952,629	42.4

Office Portfolio Total:	80	100.0%	929,781	100.0%	$23,497,878	100.0%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended March 31, 2010 by (ii) 12. Annualized base rent does not reflect tenant reimbursements. Total abatements for leases in effect as of March 31, 2010 for the 12 months ending March 31, 2011 are $2,430,797.

Lease Expirations of Office Portfolio

The following table sets forth a summary schedule of the lease expirations for leases in place as of March 31, 2010 plus available space, for each of the ten full calendar years beginning January 1, 2010 at the properties in our initial office portfolio. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Office Portfolio Square Feet	Annualized Base Rent(1)	Percentage of Office Portfolio Annualized Base Rent	Annualized Base Rent Per Leased Square Foot
Vacant(2)	—	245,026	20.9%	$—	—%	$—
2010	12	36,940	3.1	941,122	4.0	25.48
2011(3)	19	296,387	25.2	5,977,885	25.4	20.17
2012	15	105,594	9.0	2,464,069	10.5	23.34
2013	13	145,921	12.4	3,772,404	16.1	25.85
2014	10	67,219	5.7	1,870,702	8.0	27.83
2015	1	2,806	0.2	82,384	0.4	29.36
2016	3	50,396	4.3	1,243,587	5.3	24.68
2017	3	50,011	4.3	1,386,502	5.9	27.72
2018	1	23,208	2.0	409,306	1.7	17.64
2019	1	35,351	3.0	1,367,730	5.8	38.69
Thereafter	2	115,948	9.9	3,982,187	16.9	34.34

Office Portfolio Total/Weighted Average:	80	1,174,807	100.0%	$23,497,878	100.0%	$25.27

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended March 31, 2010, by (ii) 12. Annualized base rent does not reflect tenant reimbursements. Total abatements for leases in effect as of March 31, 2010 for the 12 months ending March 31, 2011 are $2,430,797.
(2)	Includes redevelopment space at our 875 Howard Street property and does not reflect the impact of uncommenced leases. After giving effect to uncommenced leases signed as of March 31, 2010, vacant space would represent only 14.3% of office portfolio square feet.
(3)	Includes the Burlington Coat Factory lease representing 94,505 square feet of space at our 875 Howard Street property, which has an expiration date of February 28, 2013 but is subject to a continuing early termination right that can be exercised upon one year’s prior notice. Also includes the Saatchi & Saatchi lease representing 113,000 square feet of space at our Del Amo Office property, which is scheduled to expire on December 31, 2019. However, the lease is subject to early termination options on December 31, 2011, December 31, 2014 and December 31, 2016, in each case in exchange for payment of an early termination fee estimated to be approximately $5.0 million for 2011, $3.1 million for 2014 and $1.9 million for 2016. If neither Saatchi & Saatchi nor Burlington Coat Factory exercise their early termination rights in 2011, leases representing only 7.6% of our office portfolio will expire in 2011. This 7.6% represents $2,294,463 in annualized base rent and 9.8% of office portfolio annualized base rent.

Description of Our Office Properties

City Plaza, Orange, California

City Plaza Primary Tenants

The following table summarizes information regarding the primary tenants of City Plaza as of March 31, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Earliest Optional Termination Date by Tenant		Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Base Rent(1)	Annualized Base Rent Per Leased Square Foot	Percentage of Property Annualized Base Rent
Kondaur Capital Corp.(2)	Financial	03/31/13	—		1 x 5 years	122,425	36.7%	$2,938,200	$24.00	37.8%
Medical Specialties(3)	Medical Processing	01/31/17	—		1 x 5 years	29,369	8.8	704,856	24.00	9.1
Walsworth, Franklin, Bevins	Legal	12/31/19	12/31/16		1 x 5 years	28,141	8.4	675,384	24.00	8.7
Master Halco	Industrial / Fencing	02/28/19	02/28/17	(4)	1 x 5 years	19,876	6.0	663,262	33.37	8.5
Liberty Mutual Insurance	Insurance	08/31/11	—		1 x 5 years	18,550	5.6	498,995	26.90	6.4

Total / Weighted Average:						218,361	65.5%	$5,480,697	$25.10	70.4%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended March 31, 2010, by (ii) 12.
(2)	Kondaur Capital Corp. entered into a new lease covering 122,425 square feet of space that commenced on March 15, 2010. The new lease is subject to a six-and-one-half month free rent period from April to October 2010. Total abatements under the new lease for the 12 months ending March 31, 2011 are $1,591,525.
(3)	Total abatements under the Medical Specialties lease for the 12 months ending March 31, 2011 are $97,897. In connection with the entry into a lease with this tenant, we assumed the tenant’s remaining obligation under its prior lease, which we estimate at $440,789 per year through August 2011. This obligation may be reduced if we are able to sublease the tenant’s previous space or if the tenant’s previous landlord offers to acquire our leasehold interest.
(4)	The early termination right is subject to an early termination fee.

City Plaza Lease Expirations

The following table sets forth the lease expirations for leases in place at City Plaza as of March 31, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of March 31, 2010, the weighted average remaining lease term for this property was 48 months without giving effect to uncommenced leases.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Base Rent(1)	Percentage of Property Annualized Base Rent	Annualized Base Rent Per Leased Square Foot
Vacant(2)	—	26,466	7.9%	$—	—%	$—
2010	3	5,844	1.8	174,852	2.2	29.92
2011	9	45,873	13.7	1,210,930	15.6	26.40
2012	6	16,091	4.8	503,427	6.5	31.29
2013(3)	4	125,210	37.5	3,019,210	38.8	24.11
2014(4)	3	22,079	6.6	519,567	6.7	23.53
2015	—	—	—	—	—	—
2016	2	42,348	12.7	965,207	12.4	22.79
2017(5)	3	50,011	15.0	1,386,501	17.8	27.72
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—

Total/Weighted Average:	30	333,922	100.0%	$7,779,694	100.0%	$25.30

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended March 31, 2010, by (ii) 12. Total abatements for leases in effect as of March 31, 2010 for the 12 months ending March 31, 2011 are $2,153,015.
(2)	Includes 3,531 square feet that will be leased to our subsidiary for property management offices but does not reflect the impact of uncommenced leases.
(3)	Includes 122,425 square feet of space under the Kondaur Capital Corp. lease, which expires on March 31, 2013.
(4)	Includes the Brady, Vorwerck, Ryder & Caspino lease representing 18,350 square feet of space, which is scheduled to expire on August 31, 2019. However, this lease is subject to a one-time early termination right on August 31, 2014 in exchange for an early termination fee.
(5)	Includes the Master Halco lease representing 19,876 square feet of space, which is scheduled to expire on February 28, 2019. However, this lease is subject to a one-time early termination right on February 28, 2017 in exchange for an early termination fee.

City Plaza Percent Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and annualized net effective base rent per leased square foot for City Plaza as of the dates indicated below:

Date(1)	Percent Leased	Annualized Base Rent Per Leased Square Foot	Annualized Net Effective Base Rent Per Leased Square Foot(2)
March 31, 2010	92.1%	$25.30	$24.07
December 31, 2009	72.8	25.39	25.56
December 31, 2008	43.0	27.75	28.08

(1)	Because we did not own this property prior to 2008, we are unable to show data for years prior to this time.
(2)	Annualized net effective base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of the same date.

First Financial, Encino, California

First Financial Primary Tenants

The following table summarizes information regarding the primary tenants of First Financial as of March 31, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Earliest Optional Termination Date by Tenant		Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Base Rent(1)	Annualized Base Rent Per Leased Square Foot	Percentage of Property Annualized Base Rent
Pepperdine University	Educational	01/31/19	—		1 x 5 years	35,351	15.9%	$1,367,730	$38.69	20.5%
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Financial	04/30/16	04/30/12	(2)	2 x 1 – 5 years	15,838	7.1	437,129	27.60	6.6
Marcus & Millichap(3)	Real Estate	09/30/16	09/30/11		1 x 5 years	14,500	6.5	461,100	31.80	6.9
Vitas Healthcare Corp.	Healthcare	02/28/14	02/28/11	(4)	1 x 5 years	13,390	6.0	385,230	28.77	5.8
Haber Corporation	Accounting	09/30/12	—		1 x 5 years	12,973	5.8	419,759	32.36	6.3

Total/Weighted Average:						92,052	41.3%	$3,070,948	$33.36	46.1%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended March 31, 2010, by (ii) 12.
(2)	The early termination right is subject to an early termination fee of $234,212.
(3)	This lease is subject to early termination options with respect to 3,036 square feet on September 30, 2011 and with respect to 11,464 square feet on September 30, 2014, in each case in exchange for payment of an early termination fee based on a formula set forth in the lease. Total abatements under this lease for the 12 months ending March 31, 2011 are $79,156.
(4)	The early termination right is subject to an early termination fee.

First Financial Lease Expirations

The following table sets forth the lease expirations for leases in place at First Financial as of March 31, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of March 31, 2010, the weighted average remaining lease term for this property was 47 months.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Base Rent(1)	Percentage of Property Annualized Base Rent	Annualized Base Rent Per Leased Square Foot
Vacant	—	23,468	10.6%	$—	—%	$—
2010	7	19,516	8.8	619,906	9.3	31.76
2011(2)	6	28,571	12.8	893,634	13.4	31.28
2012(3)	6	43,149	19.4	1,338,688	20.1	31.02
2013	9	20,711	9.3	753,194	11.3	36.37
2014(4)	6	39,813	17.9	1,290,407	19.4	32.41
2015	1	2,806	1.3	82,384	1.2	29.36
2016	1	8,048	3.6	278,380	4.2	34.59
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	1	35,351	15.9	1,367,730	20.5	38.69
Thereafter	1	990	0.4	36,828	0.6	37.20

Total/Weighted Average:	38	222,423	100.0%	$6,661,151	100.0%	$33.48

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended March 31, 2010, by (ii) 12. Total abatements for leases in effect as of March 31, 2010 for the 12 months ending March 31, 2011 are $106,816.
(2)	Includes the Vitas Healthcare Corp. lease representing 13,390 square feet, which is scheduled to expire on August 31, 2019. However, this lease is subject to a one-time early termination right on February 28, 2011 in exchange for an early termination fee based on a formula set forth in the lease.
(3)	Includes the Merrill Lynch, Pierce, Fenner & Smith Incorporated lease representing 15,838 square feet, which is scheduled to expire on April 30, 2016. However, this lease is subject to a one-time early termination right on April 30, 2012 in exchange for an early termination fee of $234,212.
(4)	Includes the Marcus & Millichap lease representing 14,500 square feet, which is scheduled to expire on September 30, 2016. However, the tenant has a right to terminate the lease with respect to 3,036 square feet on September 30, 2011. The tenant also has a right to terminate the remaining 11,464 square feet on September 30, 2014 in exchange for an early termination fee based on a formula set forth in the lease.

First Financial Percent Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and annualized net effective base rent per leased square foot for First Financial as of the dates indicated below:

Date	Percent Leased	Annualized Base Rent Per Leased Square Foot	Annualized Net Effective Base Rent Per Leased Square Foot(1)
March 31, 2010	89.4%	$33.48	$32.37
December 31, 2009	92.1	32.81	30.56
December 31, 2008	93.2	30.40	30.06
December 31, 2007	95.1	28.34	23.42
December 31, 2006	98.7	27.34	26.27
December 31, 2005	92.5	26.71	25.89

(1)	Annualized net effective base rent per leased square foot represents (i) the contractual rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of the same date.

Del Amo, Office, Torrance, California

The following table summarizes information regarding the Del Amo Office property lease as of March 31, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Earliest Optional Termination Date by Tenant		Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Base Rent(1)	Annualized Base Rent Per Leased Square Foot	Percentage of Property Annualized Base Rent
Saatchi & Saatchi	Advertising	12/31/19	12/31/11	(2)	1 x 10 years	113,000	100.0%	$3,069,070	$27.16	100.0%

Total/Weighted Average:						113,000	100.0%	$3,069,070	$27.16	100.0%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended March 31, 2010, by (ii) 12.
(2)	The Saatchi & Saatchi lease provides the tenant with the option to terminate the office lease on any of the following dates in each case upon nine months prior notice: December 31, 2011, December 31, 2014 and December 31, 2016, in each case in exchange for the payment of an early termination fee, as described above.

Technicolor Building, Hollywood, California

The following table summarizes information regarding the Technicolor Building lease as of March 31, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Base Rent(1)	Annualized Base Rent Per Leased Square Foot	Percentage of Property Annualized Base Rent
Technicolor	Media & Entertainment	05/31/20	2 x 5 years	114,958	100.0%	$3,945,359	$34.32	100.0%

Total/Weighted Average:				114,958	100.0%	$3,945,359	$34.32	100.0%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended March 31, 2010, by (ii) 12. Total abatements as of March 31, 2010 for the 12 months ending March 31, 2011 are $170,966. Annualized base rent does not reflect tenant reimbursements. We estimate that the full service gross equivalent annualized base rent for the Technicolor Building lease is $5,231,052, or $45.50 per leased square foot.

Technicolor Building Percent Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and annualized net effective base rent per leased square foot for the Technicolor Building as of the dates indicated below:

Date(1)	Percent Leased	Annualized Base Rent Per Leased Square Foot(2)	Annualized Net Effective Base Rent Per Leased Square Foot(3)
March 31, 2010	100%	$34.32	$39.04
December 31, 2009	100	34.32	39.04
December 31, 2008	100	33.00	39.04

(1)	Because the property was placed into service on June 1, 2008, we are unable to show data for full years prior to 2008.
(2)	We estimate that the full service gross equivalent annualized base rent per leased square foot as of March 31, 2010 is $45.50.
(3)	Annualized net effective base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of the same date. Annualized net effective base rent per leased square foot does not reflect tenant reimbursements. We estimate that the full service gross equivalent annualized net effective base rent per leased square foot as of March 31, 2010 is $50.22 for the Technicolor Building.

Tierrasanta, San Diego, California

Tierrasanta Primary Tenants

The following table summarizes information regarding the tenants of Tierrasanta as of March 31, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Earliest Optional Termination Date by Tenant	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Base Rent(1)	Annualized Base Rent Per Leased Square Foot	Percentage of Property Annualized Base Rent
RBF Consulting(2)	Construction Services	03/31/14	03/31/12	1 x 5 years	31,422	30.1%	$414,770	$13.20	29.0%
California Bank & Trust	Financial	06/30/18	—	1 x 5 years	23,208	22.3	409,306	17.64	28.7
NxGen	Technology	08/31/12	—	—	9,629	9.2	115,548	12.00	8.1
Quake Global, Inc.	Technology	11/30/10	—	—	8,690	8.3	111,684	12.85	7.8
Diversified Copier	Technology	06/30/11	—	1 x 3 years	8,305	8.0	123,180	14.83	8.6

Total/Weighted Average:					81,254	77.9%	$1,174,488	$14.45	82.2%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended March 31, 2010, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.
(2)	The tenant has an option to terminate, subject to the payment of an early termination fee based on a formula set forth in the lease.

875 Howard Street, San Francisco, California

875 Howard Street Primary Tenants

The following table summarizes information regarding the primary tenants of 875 Howard Street as of March 31, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Earliest Optional Termination Date by Tenant	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Base Rent(1)	Annualized Base Rent Per Leased Square Foot	Percentage of Property Annualized Base Rent
Burlington Coat Factory(2)	Retail	02/28/13	03/31/11	2 x 5 years	94,505	33.0%	$614,351	$6.50	100.0%
Total/Weighted Average:					94,505	33.0%	$614,351	$6.50	100.0%

Uncommenced Leases
Heald College(3)	Educational	12/14/20	12/14/17	1 x 5 years	43,581	15.2%	$871,617	$20.00
Carat USA(4)	Media & Entertainment	03/31/17	03/31/16	1 x 5 years	33,291	11.6	998,730	30.00

Total/Weighted Average:					76,873	26.8%	$1,870,347	$24.33

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended March 31, 2010, by (ii) 12. For uncommenced leases, annualized base rent is calculated by multiplying (i) the first full month of contractual base rents to be received under the applicable lease (defined as cash base rents (before abatements)), by (ii) 12. The Burlington Coat Factory lease is a modified gross lease pursuant to which the tenant, in addition to its base rental payment, reimburses the landlord for certain operating expenses. We estimate that the full service gross equivalent annualized base rent for the Burlington Coat Factory lease is $1,181,699, or $12.50 per leased square foot. The Heald College and Carat USA leases are modified gross leases pursuant to which the tenant, in addition to its base rental payment, reimburses the landlord for expenses in excess of a base year expense stop, as well as janitorial costs and utilities. We estimate that the full service gross equivalent annualized base rent for the Heald College lease is $1,045,941, or $24.00 per leased square foot. We estimate that the full service gross equivalent annualized base rent for the Carat USA lease is $1,131,894, or $34.00 per leased square foot .
(2)	The tenant has a continuing early termination right that can be exercised upon one year’s prior notice.
(3)	The Heald College lease commences on December 14, 2010. The early termination right is subject to an early termination payment of $1,751,358.
(4)	The Carat USA lease commenced on April 1, 2010. Total abatements under this lease for the 12 months ending March 31, 2011 are $998,730. The early termination right is subject to an early termination fee of $412,106. The Carat USA lease provides the tenant a complete abatement of base rent for the first year of the lease term.

875 Howard Street Lease Expirations

The following table sets forth the lease expirations for leases in place at 875 Howard Street as of March 31, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of March 31, 2010, the weighted average remaining lease term for this property was 12 months due to the continuous termination right of Burlington Coat Factory on one year’s prior notice; to date, such notice has not been provided.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Base Rent(1)	Percentage of Property Annualized Base Rent	Annualized Base Rent Per Leased Square Foot
Vacant(2)	—	191,765	67.0%	$—	—%	$—
2010	—	—	—	—	—	—
2011(3)	1	94,505	33.0	614,351	100.0	6.50
2012	—	—	—	—	—	—
2013	—	—	—	—	—	—
2014	—	—	—	—	—	—
2015	—	—	—	—	—	—
2016	—	—	—	—	—	—
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—

Total/Weighted Average:	1	286,270	100.0%	$614,351	100.0%	$6.50

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended March 31, 2010, by (ii) 12. Annualized net effective base rent per leased square foot does not reflect tenant reimbursements.
(2)	Includes redevelopment space and does not reflect the impact of the uncommenced Heald College and Carat USA leases.
(3)	Includes the Burlington Coat Factory lease representing 94,505 square feet of space that has an expiration date of December 31, 2013 and is subject to a continuing early termination right that can be exercised upon one year’s prior notice. To date, such notice has not been provided. Excluding Burlington Coat Factory, none of our 875 Howard Street property leases would expire in 2011.

875 Howard Street Percent Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and annualized net effective base rent per leased square foot for 875 Howard Street as of the dates indicated below:

Date(1)	Percent Leased(2)	Annualized Base Rent Per Leased Square Foot(3)	Annualized Net Effective Base Rent Per Leased Square Foot(4)
March 31, 2010	33.0%	$6.50	$6.50
December 31, 2009	33.0	6.50	6.50
December 31, 2008	100.0	7.81	7.81
December 31, 2007	100.0	6.66	6.66

(1)	Because we did not own this property prior to 2007, we are unable to show data for years prior to 2007.
(2)	After giving effect to the uncommenced leases, percent leased would have been 59.9% as of March 31, 2010.
(3)	We estimate that the full service gross equivalent annualized base rent per leased square foot is $12.50 as of March 31, 2010.
(4)	Annualized net effective base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the net rentable square footage under lease as of the same date. Annualized net effective base rent per leased square foot does not reflect tenant reimbursements. We estimate that the full service gross equivalent net effective base rent per leased square foot as of March 31, 2010 is $12.50 for 875 Howard Street.

Description of Our Media and Entertainment Properties

Sunset Gower, Hollywood, California

Sunset Gower Primary Tenants

The following table summarizes information regarding the primary tenants of Sunset Gower for the 12 months ended March 31, 2010:

Tenant	Principal Nature of Business	Lease Expiration		Renewal Options	Total Leased Square Feet(1)	Percentage of Property Square Feet	Annual Base Rent(2)	Annual Base Rent Per Leased Square Foot(3)	Percentage of Property Annual Base Rent
NBC Studios (Heroes)	Television/ Entertainment	05/31/10	(4)	—	123,993	22.8%	$3,027,257	$24.41	28.1%
Blind Decker Productions (Dexter)	Television/ Entertainment	12/31/10	(5)	—	60,184	11.1	1,806,817	30.02	16.8

Total/Weighted Average:					184,177	33.9%	$4,834,074	$26.25	44.8%

(1)	Reflects average square feet under lease to such tenant during the period of its tenancy. Of the 123,993 square feet leased to NBC Studios, approximately 41,097 square feet is office and support space and approximately 82,896 square feet is sound stage space. Of the 60,184 square feet leased to Blind Decker Productions, approximately 22,096 square feet is office and support space and approximately 38,088 square feet is sound stage space.
(2)	Annual base rent reflects actual base rent for the 12 months ended March 31, 2010, excluding tenant reimbursements.
(3)	Annual base rent per leased square foot is calculated as actual rent for the year 12 months ended March 31, 2010, excluding tenant reimbursements, divided by average square feet under lease for the 12 months ended March 31, 2010.
(4)	NBC Studios has not renewed Heroes and this lease has expired. We have since executed a lease for 60,758 square feet and are negotiating an additional two leases totaling approximately 96,000 square feet. However, we can provide no assurance that these leases will be executed.
(5)	Blind Decker Productions is obligated to maintain their lease if Dexter is renewed for another season.

Sunset Gower Percent Leased and Base Rent

The following table sets forth the percentage leased, annual base rent per leased square foot and annual net effective base rent per leased square foot for Sunset Gower as of the dates indicated below:

Date(1)	Percent Leased(2)	Annual Base Rent Per Leased Square Foot(3)	Annual Net Effective Base Rent Per Leased Square Foot(4)
March 31, 2010	66.1%	$30.02	$30.02
December 31, 2009	68.2	29.83	29.83
December 31, 2008	74.2	27.94	27.94

(1)	Because we did not own this property prior to 2007, we are unable to show data for full years prior to 2008.
(2)	Percent leased is the average percent leased for the 12 month period ended as of each of the respective measurement dates indicated above. As a result of the short-term nature of the leases into which we enter at our media and entertainment properties, and because entertainment industry tenants generally do not shoot on weekends due to higher costs, we believe stabilized occupancy rates at our media and entertainment properties are lower than those rates achievable at our traditional office assets, where tenants enter into longer-term lease arrangements. We estimate that the full service gross equivalent annual base rent per leased square foot as of March 31, 2010 is $30.12.
(3)	Annual base rent per leased square foot is calculated as actual base rent, excluding tenant reimbursements, for the 12 month period ended as of each of the respective measurement dates indicated above divided by average square feet under lease for the 12 month period ended as of each of the respective measurement dates indicated above.
(4)	Annual net effective base rent per leased square foot represents (i) actual base rent, excluding tenant reimbursements, for the 12 month period ended as of each of the respective measurement dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the average square feet under lease for the 12 month period ended as of each of the respective measurement dates indicated above.

Sunset Gower Lease Expirations

The following table sets forth the lease expirations for leases in place at Sunset Gower as of March 31, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of March 31, 2010, the weighted average remaining lease term for this property was 4.4 months without giving effect to uncommenced leases.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Base Rent(1)	Percentage of Property Annualized Base Rent	Annualized Base Rent Per Leased Square Foot
Vacant	—	160,428	29.5%	$—	—%	$—
2010	62	371,619	68.4	10,855,273	97.0	29.21
2011	4	5,012	0.9	136,851	1.2	27.30
2012	—	—	—	—	—	—
2013	—	—	—	—	—	—
2014	—	—	—	—	—	—
2015	1	6,650	1.2	202,476	1.8	30.45
2016	—	—	—	—	—	—
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—

Total/Weighted Average:	67	543,709	100.0%	$11,194,600	100.0%	$29.21

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended March 31, 2010, by (ii) 12. Annualized base rent excludes tenant reimbursements.

Sunset Bronson, Hollywood, California

Sunset Bronson Primary Tenants

The following table summarizes information regarding the primary tenants of Sunset Bronson as of March 31, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet(1)	Percentage of Property Square Feet	Annual Base Rent(2)	Annual Base Rent Per Leased Square Foot(3)	Percentage of Property Annual Base Rent
KTLA	Television/ Entertainment	01/31/16	—	90,506	28.8%	$3,256,382	$35.98	36.3%

Total/Weighted Average:				90,506	28.8%	$3,256,382	$35.98	36.3%

(1)	Reflects average square feet under lease to such tenant during the period of its tenancy.
(2)	Annual base rent reflects actual base rent for the 12 months ended March 31, 2010, excluding tenant reimbursements. As of February 1, 2013, annualized base rent will be $2,707,940 through lease expiration, and will be subject to abatements of $676,985, $697,294, and $718,213 for 2013, 2014 and 2015, respectively.
(3)	Annual base rent per leased square foot is calculated as actual base rent for the 12 months ended March 31, 2010, excluding tenant reimbursements, divided by average square feet under lease for the 12 months ended March 31, 2010.

Sunset Bronson Percent Leased and Base Rent

The following table sets forth the percentage leased, annual base rent per leased square foot and annual net effective base rent per leased square foot for the Sunset Bronson property as of the dates indicated below:

Date(1)	Percent Leased(2)	Annual Base Rent Per Leased Square Foot(3)	Annual Net Effective Base Rent Per Leased Square Foot(4)
March 31, 2010	68.4%	$41.80	$39.76
December 31, 2009	68.5	40.12	38.70

(1)	Because we did not own this property prior to 2008, we are unable to show data for full years prior to 2009.
(2)	Percent leased is the average percent leased for the three or 12 month period ended as of each of the respective measurement dates indicated above. As a result of the short-term nature of the leases into which we enter at our media and entertainment properties, and because entertainment industry tenants generally do not shoot on weekends due to higher costs, we believe stabilized occupancy rates at our media and entertainment properties are lower than those rates achievable at our traditional office assets, where tenants enter into longer-term lease arrangements.
(3)	Annual base rent per leased square foot is calculated as actual base rent, excluding tenant reimbursements, for the 12 month period ended as of each of the respective measurement dates indicated above divided by average square feet under lease for the 12 month period ended as of each of the respective measurement dates indicated above. We estimate that the full service gross equivalent annual base rent per leased square foot as of March 31, 2010 is $48.36.
(4)	Annual net effective base rent per leased square foot represents (i) actual base rent, excluding tenant reimbursements, for the 12 month period ended as of each of the respective measurement dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) the average square feet under lease for the 12 month period ended as of each of the respective measurement dates indicated above.

Sunset Bronson Lease Expirations

The following table sets forth the lease expirations for leases in place at Sunset Bronson as of March 31, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights. As of March 31, 2010, the weighted average remaining lease term for this property was 25.6 months without giving effect to uncommenced leases.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Base Rent(1)	Percentage of Property Annualized Base Rent	Annualized Base Rent Per Leased Square Foot
Vacant	—	43,343	13.9%	$—	—%	$—
2010	10	147,791	47.1	6,336,859	54.9	42.88
2011	2	32,083	10.2	1,957,950	16.9	61.03
2012	—	—	—	—	—	—
2013	—	—	—	—	—	—
2014	—	—	—	—	—	—
2015	—	—	—	—	—	—
2016	1	90,506	28.8	3,256,382	28.2	35.98
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—

Total/Weighted Average:	13	313,723	100.0%	$11,551,191	100.0%	$42.72

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended March 31, 2010, by (ii) 12. Annualized base rent excludes tenant reimbursements.

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001482512.

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